Exhibit 99.1

LiveWire Ergogenics, Inc. Declares Dividend.

ANAHEIM, Calif. (December 13, 2012) — LiveWire Ergogenics, Inc. (OTCBB: LVVV), makers of the innovative LiveWire Energy™ Chew products, today announced that its Board of Directors has declared a dividend payable to stockholders of record on January 18, 2013 (“Record Date”).

The dividend will be equal to 20% of the share price at the market close on the Record Date. The dividend is payable in common stock. Each stockholder’s dividend will be calculated based on the number of shares owned on the Record Date by the stockholder. The new shares will be issued following the Record Date. The number of shares will equal one (1) share for each five (5) shares owned by the stockholder on the Record Date, rounded upwards to the next whole share.

Stated LiveWire CEO, Bill Hodson, “The LiveWire community of investors and customers has grown nicely during 2012.  We hope everyone will have an opportunity to discover our LiveWire Energy™ Chews in the New Year.”

About LIveWire Ergogenics, Inc. (OTCBB: LVVV) and LiveWire Energy™ Chews
LiveWire Energy™ chews are manufactured in Anaheim, California by LiveWire Ergogenics Inc., the first company to market a full-flavored, soft “energy” chew packed with both B vitamins and up to 120 mg of time-released caffeine.

Designed for consumers with an action-packed lifestyle, LiveWire Energy™ chews are pocket-sized, portable alternatives to bulky energy drinks or shots. Available in seven different flavors, the Company’s grab-n-go packaging responsibly displays the amount of caffeine in each chew,  including Citrus Mango (90 mg caffeine), Pomaberry (90 mg caffeine), Chocolate (100 mg caffeine), Mint Chocolate (120 mg caffeine), Sour Apple (90 mg caffeine), Cinnamon Fire (90 mg caffeine), and Coffee  (100 mg caffeine).

LiveWire Ergogenics Inc. was formed in 2008 and its products are available for purchase at thousands of retail outlets nationwide or are available online at:
http://www.livewireenergy.com

For additional information:
Telephone: 888.674.2439
Email: info@livewireenergy.com
Facebook: http://www.facebook.com/LiveWireEnergychews
Twitter: http://twitter.com/#!/EnergyChews
Investor Information visit http://www.otcmarkets.com/stock/LVVV/quote

Safe Harbor Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

CONTACT:
John Davenport
877-678-7169